EXHIBIT 10.30
RETAINER AGREEMENT
     THIS RETAINER AGREEMENT (the “Agreement”) is entered into by and between Anthony P. Terracciano (“Terracciano”) and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).
     WHEREAS, on January 7, 2008 (the “Commencement Date”), the Board of Directors of the Company (the “Board”) appointed Terracciano as a director and to serve as non-executive Chairman of the Board;
     WHEREAS, the Company and Terracciano wish to enter into an agreement documenting the terms of Terracciano’s compensation for service as Chairman;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
     1. Term. The term of this Agreement shall be the period beginning on the Commencement Date, and ending on the earlier of the cessation of Terracciano’s service as Chairman of the Board or the third anniversary of the Commencement Date (the “Term”).
     2. Duties. During the Term, Terracciano shall serve as non-executive Chairman of the Board. Terracciano agrees to assume such duties and responsibilities of the Chairman as set forth in the Company’s by-laws and governance guidelines and as may be reasonably assigned to Terracciano from time to time by the Board in a manner consistent with applicable legal and corporate governance standards, which responsibilities shall include presiding at meetings of the Board, serving as liaison between management and the Board and participating in communications with the Company’s significant shareholders.
     3. Commitment. During and throughout the Term, Terracciano will use good faith efforts to discharge the duties and responsibilities assigned to Terracciano hereunder faithfully and to the best of his ability and will devote such time, attention, skill and efforts to the business and affairs of the Company as he determines in good faith is necessary. The Company and Terracciano currently anticipate that Terracciano’s duties to the Company will occupy approximately 20% of Terracciano’s regular business time.
     4. Other Business Activities. It is understood that Terracciano will be a director and not an employee of the Company. For the avoidance of doubt, during the Term, Terracciano will be permitted to render services to other persons, so long as such activities do not significantly interfere with Terracciano’s performance of his responsibilities under this Agreement. Notwithstanding anything herein to the contrary, Terracciano’s service as Chairman shall not limit or affect his ability to engage in those activities in which he was engaged prior to his appointment as Chairman, including serving as a director of IKON Office Solutions, Inc., TradeCard Inc., and Knoll, Inc., and serving on the Board of Trustees of Monmouth Medical Center, and activities in connection with (i) serving on corporate, civic or charitable boards or committees provided that such service shall not result in a conflict of interest or violate applicable law, (ii) delivering lectures, fulfilling speaking engagements or teaching at educational institutions and (iii) managing personal investments; provided, however, that any such activities in clauses (i) – (iii) do not significantly interfere with Terracciano’s performance of his responsibilities pursuant to this Agreement. In recognition of the time to be devoted to service as Chairman, Terracciano agrees not to serve on any additional boards of directors without prior notice to and approval by the Nominations and Governance Committee of the Board (which approval will not be unreasonably withheld).
     5. Annual Cash Retainer. During the Term, Terracciano shall be entitled to receive an annual director’s fee of $600,000 for services as Chairman, which shall be paid quarterly, in advance in cash in accordance with the Company’s normal practice for non-employee directors in effect from time to time (the “Annual Cash Retainer”).
     6. Equity Compensation.
          6.1 Grant. On the Commencement Date, Terracciano was granted a stock option award covering five hundred thousand (500,000) shares of the Company’s common stock (the “Stock Option”) and a stock award covering two hundred thousand (200,000) shares of the Company’s common stock (the “Stock Award”), in each case, pursuant to the terms of the Company’s Directors Stock Plan (the “Plan”).
          6.2 Option Exercise Price; Net Exercise of Option. The Stock Option has a per share exercise price equal to $17.83, which price was the per share closing price of the Company’s common stock on the Commencement Date. Terracciano shall be entitled to pay the exercise price in cash to the extent sufficient shares are available for issuance under all awards then outstanding under the Plan or in any event by the Company withholding from the shares of common stock otherwise issuable to the optionholder upon the exercise of the Stock Option (or portion thereof) the whole number of shares (rounded up) having a fair market value (as determined pursuant to the Plan) on the date of exercise sufficient to satisfy the exercise price. If the withheld shares are more than sufficient to satisfy the exercise price the Company shall make such arrangement as it determines appropriate to credit such amount for the optionholder’s benefit.
          6.3 Vesting Schedule. The Stock Option and the Stock Award were not vested and the Stock Option was not exercisable at the time of grant. Subject to Terracciano’s continuous service as a member of the Board through each applicable vesting date, the Stock Option shall vest and become exercisable and the Stock Award shall vest and the shares subject thereto shall become free of any restrictions or limitations in three equal installments on the first, second and third anniversaries of the Commencement Date.
          6.4 Stock Option Expiration. Subject to earlier termination pursuant to Section 8, the Stock Option will expire and cease to be exercisable on January 6, 2018 (the “Option Expiration Date”).
          6.5 Anti-Dilution Adjustments. If the outstanding securities of the class subject to the Stock Option and Stock Award are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a merger, consolidation, reorganization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then the number of shares subject to the Stock Option and Stock Award and the exercise price of the Stock Option shall be appropriately adjusted by the Compensation Committee of the Board.
          6.6 Other Terms and Conditions. The Stock Option and the Stock Award shall be subject to the terms and conditions set forth in this Agreement. To the extent not addressed or provided otherwise in this Agreement, the Stock Option and the Stock Award shall also be subject to the terms and conditions of the Plan (including the administrative terms).
     7. Other Benefits.
          7.1 Expenses and Business Support. The Company agrees to reimburse Terracciano for all reasonable business expenses incurred by Terracciano in performing his duties pursuant to this Agreement, in accordance with the Company’s generally applicable expense reimbursement policies. When Terracciano is performing services as Chairman of or on behalf of the Company, the Company will provide Terracciano with appropriate travel arrangements, including use of the corporate jet.
          7.2 Office Support. During the Term, Terracciano shall be provided with an office at the Company’s primary executive offices of a size and with furnishings and other appointments as provided to the most senior executives of the Company, and other administrative support at the Company’s headquarters commensurate with Terracciano’s position.
          7.3 Other Support. During the Term, Terracciano shall be provided (i) secretarial assistance at a location convenient to him, and (ii) payment for one-fifth (or such greater amount as approved from time to time by the Board of Directors) of the cost of a car and driver reasonably acceptable to him; provided that the cost of the services described in this paragraph shall be reasonably consistent with the estimates previously provided to the Company.
          7.4 Indemnification. The Company shall indemnify, defend and hold harmless Terracciano from and against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from or out of or relating to Terracciano’s performance, service or status as a director and/or Chairman of the Company or in any other capacity, including serving at the request of the Company Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the maximum extent permitted under applicable law. In furtherance of the foregoing, the Company shall enter into its standard form of Director’s Indemnification Agreement with Terracciano.
     8. Effect of Service Event.

          8.1 If a Service Event occurs during the Term and notwithstanding anything herein to the contrary, Terracciano’s right to the Annual Cash Retainer and other support referred to in Section 7.3 shall vest and shall be paid and/or provided for the remainder of the scheduled Term (as if the Service Event had not occurred) in accordance with this Agreement notwithstanding any cessation of Terracciano’s service as Chairman of the Board.
          8.2 Notwithstanding anything herein to the contrary, the Stock Option shall become immediately fully vested and exercisable and the Stock Award shall become immediately fully vested and the shares subject thereto free of any restrictions (a) upon Terracciano’s death or Disability, or (b) upon a Service Event, provided that after any such acceleration upon a Service Event Terracciano shall hold the net number of shares received upon any exercise of the Stock Option and vesting of the Stock Award (net of any shares disposed of to pay estimated taxes and to pay the Stock Option exercise price) until the earlier of (i) the date his service as a director ceases and (ii) the date the Stock Option and Stock Award would have become vested and exercisable if the Service Event had not occurred.
          8.3 Upon the cessation of Terracciano’s service as a member of the Board for Cause or for any reason other than death, Disability or upon or following a Service Event, any then unvested portion of the Stock Option and Stock Award (after taking into account any vesting acceleration pursuant to Section 8.2) shall immediately expire, cease to be exercisable and be forfeited back to the Company; provided, however, that the then vested portion of the Stock Option shall remain outstanding and exercisable until the Option Expiration Date. In addition, the Stock Option shall immediately expire and cease to be exercisable, and any then unvested portion of the Stock Award shall immediately be forfeited, upon the removal of Terracciano from the position of Chairman of the Board for Cause.
          8.4 Definitions.
          (a) For purposes of this Agreement, “Service Event” shall mean:
     (i) the failure of the Company’s stockholders to reelect Terracciano as a member of the Board (other than as a result of conduct that constitutes Cause (as defined below));
     (ii) removal of Terracciano from the position of Chairman of the Board without Cause
     (iii) a Change in Control; or
     (iv) the failure of any successor to assume this Agreement pursuant to Section 13 hereof.
          (b) For purposes of this Agreement, “Cause” shall mean:
     (i) the continued failure of Terracciano to perform substantially the duties of Chairman (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Terracciano by the Board which specifically identifies the manner in which the Board believes that Terracciano has not substantially performed Terracciano’s duties;
     (ii) the willful engaging by Terracciano in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or
     (iii) conviction of a felony or guilty or nolo contendere plea by Terracciano with respect thereto.
For purposes of this Section 8.4(b), no act or failure to act, on the part of Terracciano, shall be considered “willful” unless it is done, or omitted to be done, by Terracciano in bad faith or without reasonable belief that Terracciano’s action or omission was in the best interests of the Company. For purposes of this Agreement, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Terracciano in good faith and in the best interests of the Company. The removal of Terracciano from the position of Chairman of the Board shall not be deemed to be for Cause unless and until there shall have been delivered to Terracciano a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including Terracciano) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Terracciano and Terracciano is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Terracciano has engaged in the conduct described above, and specifying the particulars thereof in detail.
          (c) For purposes of this Agreement, “Change in Control” shall mean an occurrence of one or more of the following events:
     (i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Company, immediately after which such person or group has “beneficial ownership’’ (within the meaning of Rule ,136-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities;
     (ii) approval by the stockholders of (i) a merger, consolidation or reorganization involving the Company, unless the Company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume the Plan and this Option and either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or

(B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Company; or
     (iii) such other events as the Committee or the Board from time to time may specify.
             (d) For purposes of this Agreement, “Disability” shall mean: the absence of Terracciano from Chairman’s duties with the Company for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Terracciano or Terracciano’s legal representative.
     9. Certain Additional Payments by the Company.
          9.1 Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event that the Company determines in good faith that any payment or distribution by the Company to or for the benefit of Terracciano (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code) or any interest or penalties are incurred by Terracciano with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Terracciano shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Terracciano of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Terracciano retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9.1, if it shall be determined that Terracciano is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to Terracciano such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Terracciano and the Payments, in the aggregate, shall be reduced to the Reduced Amount by reducing the Annual Cash Retainer (with the last installments being reduced first).
          9.2 Subject to the provisions of Section 9.3, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other registered public accounting firm selected by the Company and acceptable to Terracciano (such acceptance not to be unreasonably withheld) (any such firm, the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Terracciano within 15 business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Terracciano within five days of the later of (a) the due date for the payment of any Excise Tax, and (b) the receipt of the Accounting Firm’s determination, but in no event later than December 31 of the year following the year in which the Excise Tax is due. Any determination by the Accounting Firm shall be binding upon the Company and Terracciano. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9.3 and Terracciano thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Terracciano. Terracciano shall report Payments on Terracciano’s tax returns in a manner consistent with the Company’s treatment of such payments for tax purposes.
          9.3 Terracciano shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Terracciano is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Terracciano shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Terracciano in writing prior to the expiration of such period that it desires to contest such claim, Terracciano shall:
(a)	give the Company any information reasonably requested by the Company relating to such claim;

(b)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)	cooperate with the Company in good faith in order effectively to contest such claim; and

(d)	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Terracciano harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Terracciano to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Terracciano agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Terracciano to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Terracciano, on an interest-free basis and shall indemnify and hold Terracciano harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Terracciano with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Terracciano shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          9.4 If, after the receipt by Terracciano of an amount advanced by the Company pursuant to Section 9.3, Terracciano becomes entitled to receive any refund with respect to such claim, Terracciano shall (subject to the Company’s complying with the requirements of Section 9.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Terracciano of an amount advanced by the Company pursuant to Section 9.3, a determination is made that Terracciano shall not be entitled to any refund with respect to such claim and the Company does not notify Terracciano in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     10. No Other Compensation; Full Settlement; No Mitigation.
          10.1 Except as set forth in Sections 5 through 9 above, Terracciano shall have no right to any other remuneration from the Company in respect of his services as non-executive Chairman of the Board or as a director of the Company during the Term. Upon the cessation of Terracciano’s service as a member of the Board, Terracciano shall not be entitled to any additional compensation pursuant to this Agreement, except to the extent described in Sections 5 through 9 above.
          10.2 The Company may withhold from any amounts payable to Terracciano such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, if any, but the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not otherwise be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Terracciano or others.
          10.3 In no event shall Terracciano be obligated to seek outside employment or take any other action by way of mitigation of the amounts payable to Terracciano under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Terracciano obtains outside employment.
     11. Other Agreements. Terracciano represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Terracciano is a party or by which he is bound that would prevent or make unlawful Terracciano’s execution of this Agreement or Terracciano’s service hereunder.
     12. Survival of Provisions. The provisions of this Agreement shall survive the cessation of Terracciano’s service hereunder and the payment of all amounts payable and delivery of all compensation and benefits pursuant to this Agreement incident to any such cessation.
     13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors or permitted assigns and Terracciano and his executors, administrators or heirs. Terracciano may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     14. Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

(a)	If to Terracciano:

Anthony P. Terracciano

(b)	If to the Company:

SLM Corporation
Sallie Mae, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: General Counsel
Fax No. (703) 984-7695

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any Change of such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.
     15. Entire Agreement; Amendments; Waiver. This Agreement, the terms and conditions of the Plan as referenced in Section 6 of this Agreement, and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Terracciano’s service hereunder. This Agreement may be amended or modified only by a written instrument signed by all parties hereto. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
     16. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of Delaware.
     17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     18. Miscellaneous.
          18.1 Terracciano agrees that during the Term and for a period of two years thereafter (the “Restricted Period”) he shall not solicit any employee of the Company to separate employment with the Company or to pursue any business or employment not involving the Company. Terracciano acknowledges that any breach by him of this Section 18.1 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Terracciano shall not, in any action or proceeding by the Company to enforce this Section 18.1, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Terracciano, the Company shall have the right to enforce the provisions of this Section 18.1 by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Company. In the event that the provisions of Section 18.1 should ever be adjudicated to exceed the time or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time or other limitations permitted by applicable law.
          18.2 The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
     19. Arbitration. Any dispute or claim, other than those referred to in Section 18.1, arising out of or relating to this Agreement or otherwise relating to the service relationship between Terracciano and the Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Fairfax County, Virginia, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by Terracciano, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Terracciano and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. To the full extent permitted by law, the Company shall pay, as incurred, (i) the costs of the arbitrators, and (ii) all reasonable legal fees and expenses which Terracciano may reasonably incur as a result of any contest (regardless of the outcome thereof provided that Terracciano has acted in good faith and that the Company is provided with such evidence of fees and expenses as it may reasonably require) by the Company, Terracciano or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Terracciano about the amount of any payment pursuant to this Agreement), plus in each case interest on any payment required by this Section 19 that is not paid by the Company within fifteen days after receipt of written notice from Terracciano requesting such payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year first written above.

ANTHONY P. TERRACCIANO

/s/ Anthony P. Terracciano

SLM CORPORATION

By:	/s/ Michael E. Sheehan

Title:	Senior Vice President and General Counsel